FAXED

CONFIDENTIAL

APPROVED 7/07/03

CONSULTING SERVICES PLAN OF AGREEMENT

This Agreement ("Agreement") is entered into July 7, 2003, by and between BROADBAND WIRELESS INTERNATIONAL CORPORATION, a Nevada corporation ("Corporation") and MICHAEL DOMINKOWITZ ("Consultant").

In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree:

1. *Services.* Consultant is rendering services for the initial formulation, planning, development and recommendations of organizational resource requirements necessary for the Corporation's direction and planned growth into new marketplaces. This person will provide bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which have not either directly or indirectly promoted or maintained a market for the Company's securities. Consultant shall devote such time, attention and energies as required.

2. *Compensation.* For such services, the Corporation shall compensate Consultant as follows: Payment of nine million six hundred thousand (9,600,000) shares of common stock to Consultant registered on Registration Statement on Form S-8 or other appropriate form of registration under the Securities Act of 1933, as amended. The shares rendered as payment are deemed to be earned by the Consultant and forthcoming by the Corporation immediately upon the execution of this Agreement. Further, the Corporation acknowledges and waives all rights to contest the issuance of shares at any point after the execution of this Agreement by the parties hereto.

3. *Valuation of Securities.* The value of the services exchanged for the issue of the nine million six hundred thousand (9,600,000) shares of securities issued is $144,000.00. This is based on the value of the securities issued. The issuer corporation has determined the value of these securities to be $0.015 per share based upon the average fair value of the company's common stock as quoted on the NASD OTC Electronic Bulletin Board during the preceding ten day period. The Consultant is personally responsible for all taxes due to taxing authorities for any and all income recognized by this transaction.

4. *Relationship of the Parties.* The parties intend that the Relationship between them created under this Agreement is that of independent contractor and not as a partner, agent or an employee, nor shall either party have any authority to bind the other. Consultant as an independent contractor may engage in other business activities provided, however, that Consultant shall not during the term of this Agreement solicit Company's employees or accounts on behalf of Consultant or another entity.

5. The term of this Agreement shall commence on July 7, 2003 and shall terminate on October 7, 2003.

CONFIDENTIAL

CONFIDENTIAL

APPROVED 7/07/03

6. If Consultant becomes unable to perform services pursuant to this Agreement by reason of illness, incapacity or death, compensation shall cease upon the happening of the event. Otherwise, the shares rendered as payment are deemed to be earned by the Consultant and forthcoming by the Corporation immediately upon the execution of this Agreement. Further, the Corporation acknowledges and waives all rights to contest the issuance of shares at any point after the execution of this Agreement by the parties hereto.

7. Neither party may assign this Agreement without the express written consent of the other party.

8. It is agreed between the parties that there are no other agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the agreement between the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties.

10. All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or by Certified Mail - Return Receipt Requested, postage prepaid, addressed to the party's last known address.

11. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date first above written.

BROADBAND WIRELESS INTERNATIONAL CORPORATION

By: ______________________
Paul Harris
Managing Director

APPROVED 7/07/03

BROADBAND WIRELESS INTERNATIONAL CORPORATION
THE COMMON SEAL 2003

MICHAEL DOMINKOWITZ

____

CONFIDENTIAL